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                                                                    Exhibit 10.5

                                (CLEARWIRE LOGO)

April 26, 2004

Mr. Nicolas Kauser
2825-96th Avenue NE
Bellevue, WA 98004

Dear Nick:

On behalf of Clearwire Corporation I am pleased to offer you the positions of President, International Operations of Clearwire Corporation, President of FLUX Europe, s.a.r.l., and President of Flux International, LLC beginning May 3, 2004. We understand that you will undertake these responsibilities on a part-time basis, with the expectation that you devote approximately 2/3rd of your professional time to the Company. This letter outlines some of the details concerning this position and the compensation and benefits we offer to you. We are excited by the possibility that you may join our team!

COMPENSATION:

Your compensation will be calculated at a rate equal to an annual salary of $250,000.00. You will be paid bi-weekly in accordance with the company's standard payroll practices. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 25% of your base compensation, as determined by the company and in its discretion.

BENEFITS:

You will be eligible for standard company benefits including medical, disability and life insurance under the applicable company plans, as well as vacation and sick leave, consistent with the benefits provided to other employees. We can provide additional details to you concerning these benefits if you would like.

OTHER TERMS OF EMPLOYMENT:

Before your employment can begin, you will need to execute our standard confidentiality, non-solicitation and non-competition agreement. In addition, you will need to provide documentation concerning your ability to work in the United States so that we can complete the I-9 process required by law.

This is an exciting time for Clearwire and an exciting career opportunity for someone with your skills and career goals. We hope you will be joining our team. Although we hope that your tenure at Clearwire will be successful, understand that your employment, like that of all of our employees, is terminable at will, meaning that either you or the company can end the employment relationship at any time for any reason.

Should you have any questions or concerns, please feel free to call me. Please Indicate your acceptance of this offer by signing below and returning the signed offer letter to Ben Wolff.

Sincerely,


/s/ Craig O. McCaw
-------------------------------------
Craig O. McCaw
Chief Executive Officer


ACCEPTED BY: /s/ Nicolas Kauser         DATE ACCEPTED: 5.17.04
             ------------------------
             Nicolas Kauser

             10210 N.E. POINTS DRIVE, SUITE 210, KIRKLAND, WA 98033
                     FAX: 425-216-7900/PHONE: 425-216-7812